SILVESTRE LAW GROUP, P.C.

31200 Via Colinas, Suite 200

Westlake Village, CA 91362

(818) 597-7552

Fax (818) 597-7551

November 26, 2013

GenSpera, Inc.

2511 N. Loop 1604 W, Suite 204

San Antonio, TX 78258

Ladies and Gentlemen:

You have requested our opinion in connection with the filing by GenSpera, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-8 (the “Registration Statement”) to register up to an additional 4,225,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) issuable pursuant to the Company’s Amended and Restated 2009 Executive Compensation Plan (the “Plan”).

In rendering this opinion, we have examined copies of only the following documents: (i) the Company’s Amended and Restated Certificate of Incorporation; (ii) the Company’s Amended and Restated Bylaws; (iii) the Registration Statement (including all exhibits thereto); (iv) the Plan; and (iv) unanimous consents of the Board of Directors of the Company provided to us by the Company. We have not performed any independent investigation other than the document examination described. We make no representation as to the sufficiency of our investigation for your purposes. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. In rendering this opinion, we have assumed that (a) the Shares will be issued in accordance with the terms and conditions of the Plan, as applicable, (b) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of Common Stock to accommodate such issuance, and (c) the per Share consideration received by the Company in exchange for the issuance of the Shares as contemplated by the Plan and the Registration Statement shall not be less than the par value per share of Common Stock.

Based upon and subject to the foregoing and the qualifications and limitations set forth herein, we are of the opinion that, the Shares offered pursuant to the Plan and the Registration Statement will, when issued in the manner and for the consideration contemplated by the Plan and the Registration Statement, be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters stated herein.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and the prospectus forming a part thereof, and to the use of our name as your counsel in connection with the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

SILVESTRE LAW GROUP, P.C.

This opinion is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations, orders and applicable judicial and regulatory determinations under those laws that are currently in effect. No other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

Very truly yours,

/s/ Silvestre Law Group, P.C.

Silvestre Law Group, P.C.

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